EXHIBIT 10.24

Note: The appearance of “[***]” in this exhibit indicates material which has been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act. The omitted material has been filed separately with the Securities and Exchange Commission.

TERMINATION OF
PROJECT DEVELOPMENT AGREEMENT
BETWEEN
TENNESSEE VALLEY AGRI-ENERGY, LLC
AND
DELTA-T CORPORATION

This Termination of Project Development Agreement (“Termination”) is entered into this 8th day of January, 2008, by and between Tennessee Valley Agri-Energy, LLC (“TVAE”) and Delta-T Corporation (“Delta-T”), which parties may be referred to individually as a “Party” or jointly as the “Parties.”

WITNESSETH

WHEREAS, Delta-T and TVAE executed a Project Development Agreement (“Agreement”) on July 28, 2006; and

WHEREAS, the Parties amended the Agreement on June 5, 2007, in accordance with Article 12.6 thereof, said Agreement as amended hereinafter referred to as the “Agreement”; and

WHEREAS, the Parties wish to terminate the Agreement (including all amendments), and sever their relationship with respect to TVAE’s Project or Plant.

NOW, THEREFORE, in consideration of the mutual terms and conditions of this Termination, the Parties agree as follows:

1.                                       The Parties agree that capitalized terms used in this Termination that are not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2.                                       Upon receipt by Delta-T from TVAE of the full amount set forth below in Article 5, the Parties mutually agree to terminate the Agreement, including but not limited to the termination of the limited license granted in Article 4 to Client, effective as of January 8, 2008 (“Effective Date”). As of the Effective Date, the Parties agree that all rights and obligations of the Parties under the Agreement shall be and are terminated without any further liability of any Party to the other Party, provided that the Parties’ obligations expressly set forth in Article 2, Article 9, Article 10, and Article 11 shall survive such termination (“Post-Termination Obligations”). Except for claims relating to the Post-Termination Obligations of the Parties arising on or after the Effective Date, the Parties hereby release and forever discharge all claims or actions against the other Party arising under or related to or in connection with the Agreement, TVAE’s Project or Plant, or otherwise, whether arising at law or in equity or otherwise.

3.                                       Survival of Confidentiality Provision. Pursuant to Article 2 of the Agreement the Parties agreed to be bound by certain terms regarding confidentiality. This Termination Agreement shall not affect the respective obligations of the Parties under Article 2 which shall remain in full force and effect. Client also agrees that upon execution of this Termination Agreement, it will: a) immediately cease use of DELTA-T’s Confidential Information (as defined in the Agreement); b) return to DELTA-T all Confidential Information, if any, provided to Client and destroy all materials developed that were based upon such Confidential Information; and c) promptly advise all actual and potential investors and lenders for the project and all regulatory authorities to which Confidential Information of DELTA-T has been provided of the termination of the Agreement and withdraw any applications for financing or permits that were based on the use of DELTA-T’s Confidential Information.

4.                                       Except for the Post-Termination Obligations, Delta-T agrees that TVAE is released from all other obligations under the Agreement, including any exclusivity, right of first refusal, entering into technology or EPT agreements for construction of the Plant, or any other obligations. Without limiting the foregoing, Delta-T expressly agrees that TVAE’s Post-Termination Obligations do not prevent TVAE from contracting with any other party to provide process design, technology or other any other services to TVAE’s Project or Plant without any liability, obligation or indebtedness to Delta-T, and that TVAE is free to contract with any party it wishes in connection with its Project or Plant, including competitors of Delta-T identified in the Agreement or otherwise, without any liability, obligation or indebtedness to Delta-T.

5.                                       TVAE agrees to pay Delta-T the amount of $[***] as full and final payment under the Agreement in satisfaction of all obligations, debts and liabilities of TVAE to Delta-T under the Agreement, within one business day of the effective date of this Termination, by wire transfer.

6.                                       The Parties agree to limit their public statements regarding the termination to “the Parties have mutually agreed to end their development relationship on TVAE’s ethanol project and plant and Delta-T will no longer be involved with the TVAE’s ethanol project or plant” or similar statements or words to that effect. Notwithstanding the foregoing or the confidentiality provisions of Article 2 or Article 9 of the Agreement, Delta-T agrees that this Termination may be filed with SEC and other regulatory authorities as necessary or appropriate to comply with federal and state securities laws, provided that the Parties agree that TVAE will apply to the SEC for confidential treatment of the amount set forth in Section 5 above, provided further that TVAE’s financial statements may make such disclosure of this Termination as is necessary under applicable accounting rules and principles, and provided further that Delta-T be notified 7 days in advance of such actions and allowed the opportunity to review prior to release.

7.                                       Counterparts. This Termination may be executed in one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts have been signed by Delta-T and delivered to TVAE and one or more counterparts have been signed by TVAE and delivered to Delta-T. Each individual signing this Termination Agreement certifies that he or she is authorized to sign the Termination on behalf of the Party he or she represents and to bind that Party to the terms and conditions herein stated.

TENNESSEE VALLEY AGRI-ENERGY, LLC

By	/s/ Bartt R. McCormack
Its	Chairman/President

DELTA-T CORPORATION

By	/s/ Mark A. Shmorhun
Its	VP Business Development